RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES ANNOUNCES
WIDE-RANGING CORPORATE GOVERNANCE ENHANCEMENTS

Pennsauken, NJ – October 21, 2013 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty healthcare services, today announced that its Board of Directors has unanimously voted to approve a number of significant and wide-ranging corporate governance enhancements to strengthen the functionality of the Board and its ability to serve the long-term interests of stockholders. These enhancements are the results of a comprehensive process conducted by RCM’s Board, in conjunction with its Nominating and Corporate Governance Committee, to identify best practices in corporate governance and obtain input from stockholders as part of a continuing dialogue. To document RCM’s enhanced corporate governance structure, the RCM Board has adopted Corporate Governance Guidelines reflective of current best practices. The Corporate Governance Guidelines are accessible on the Corporate Governance section of RCM’s website, www.rcmt.com.

“Both the Board and management of RCM are committed to adhering to the highest corporate governance standards,” said Leon Kopyt, Chairman of the Board and Chief Executive Officer of RCM. “In accordance with the recommendation of the Nominating and Corporate Governance Committee, our Board has determined that it is in the best interest of RCM and our stockholders to adopt these corporate governance enhancements which we believe will improve the functionality of our Board and make it more accountable to stockholders.”

As part of its effort to adopt best practices in corporate governance and be responsive to stockholder input, the RCM Board has unanimously approved amendments to RCM’s bylaws to phase out RCM’s classified board structure beginning with the 2013 Annual Meeting, adopt a majority vote standard for the election of directors in uncontested elections and adopt stock ownership guidelines for executive officers and board members.

Declassification of the RCM Board

The RCM Board has unanimously voted to amend RCM’s bylaws to eliminate the classification of the Board. Currently, the RCM Board is divided into three classes, each of which is elected for a three-year term. The declassification of the RCM Board will be implemented via a phased-in approach beginning with the 2013 annual meeting. Under this approach, the director nominees of the class standing for election at the 2013 annual meeting will be elected to one-year terms, but the directors in the two remaining classes would serve out the remainder of their three-year terms until the 2014 and 2015 meetings, respectively. The bylaw amendment provides that directors elected at and after the 2013 annual meeting will serve for one-year terms.

Adoption of a majority voting standard in the uncontested election of directors

The RCM Board has also unanimously voted to amend RCM’s bylaws to adopt a majority vote standard for the election of directors unless the meeting is contested. RCM’s Board has adopted a policy requiring that any incumbent nominee for RCM’s Board who fails to receive a majority of the votes cast in an uncontested election promptly tender his or her resignation to the RCM Board. The RCM Board would make a determination whether to accept or reject the resignation, taking into account the recommendation of its Nominating and Corporate Governance Committee and other relevant information. The Board’s decision and rationale for its decision then would be promptly disclosed publicly.

The full text of the amendments to the RCM bylaws providing for the declassification of the RCM Board and the adoption of majority voting in the election of directors will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

Adoption of Stock Ownership Guidelines

The RCM Board has adopted stock ownership guidelines reflective of the RCM Board’s view that, while RCM has had a history of significant insider stock ownership, RCM should adopt a formal stock ownership policy that would anticipate all executive officers and non-employee directors having a significant personal investment in RCM through their ownership of RCM shares. The RCM Board has set minimum stock ownership guidelines for its executive officers pursuant to which they are expected to hold an amount of shares equal in value to the following multiples of their base salary: CEO – 2X, CFO - 2X, EVP – 1.5X, SVP and Group Heads – 1.0X. RCM’s CEO and CFO currently have ownership in RCM shares significantly in excess of these guidelines. RCM’s non-employee directors are expected to hold an amount of shares equal in value to 1X their annual cash retainer. The executive officers and non-employee directors are expected to attain their ownership target within five years from the date the guidelines were adopted or the date of their appointment as an executive officer or non-employee director, as the case may be, whichever is later.

The above corporate governance enhancements are in addition to the following actions that RCM  has previously announced, each of which was in response to input from some of RCM’s largest stockholders

·
Appointment of lead independent director. RCM has appointed Robert B. Kerr, a director of RCM since 1994 and the current Chairman of its Audit Committee, as lead independent director. The new role of lead independent director is intended to include responsibilities such as: presiding at all meetings at which the Chairman is not present including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, serving as a liaison between the Chairman (and management) and the independent directors, approving meeting agendas, time schedules and other information provided to  the Board, and being available for direct communication and consultation with major stockholders upon request. RCM’s lead independent director also has the authority to call meetings of the independent directors.

·
Qualified offer / stockholder redemption feature added to rights plan. RCM recently amended its stockholder rights plan to add a qualified offer redemption provision which allows stockholders, under certain circumstances following the receipt of a qualified offer, to call a special meeting of stockholders to vote on a resolution authorizing the redemption of all, but not less than all, the then outstanding rights. RCM believes that, with the addition of the qualified offer stockholder redemption provision, the stockholder rights plan reaches an appropriate balance between protecting RCM stockholders from coercive and unfair takeover attempts and current best practices in corporate governance that give stockholders a voice in determining whether a particular acquisition offer is in their best interests.

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Forward-Looking Statements

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting. RCM has filed a preliminary proxy statement and plans to file a definitive proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).

STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. Such information can also be found in RCM’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed with the SEC on February 21, 2013, RCM’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013, filed with the SEC on May 10, 2013, RCM’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2013, filed with the SEC on August 8, 2013, and in RCM’s definitive proxy statement for the 2012 Annual Meeting of Stockholders, filed with the SEC on April 27, 2012. To the extent holdings of RCM’s securities have changed since the amounts shown in the definitive proxy statement for the 2012 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin D. Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials, when available, may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.